                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Elcor Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            [ELCOR CORPORATION LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 27, 1998

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Elcor Corporation (the "Company") will be held in the Derrick Room of the Midland Petroleum Club, 501 West Wall Street, Midland, Texas, on Tuesday, October 27, 1998, at 10 a.m., local time, for the following purposes:

          1. To elect two directors to hold office for terms expiring in 2001, as specified in the attached Proxy Statement, or until their successors are elected and qualified;

          2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase authorized Common Stock from 50,000,000 shares to 100,000,000 shares;

          3. To consider and vote upon a proposal to approve the 1998 Amended and Restated Elcor Corporation Incentive Stock Option Plan;

          4. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1999; and

          5. To transact such other business as may properly come before such meeting or any adjournment or adjournments thereof (the "Meeting").

     An alphabetical list of the names and addresses of shareholders eligible to vote at the Meeting, together with the number of shares registered, will be maintained during ordinary business hours at the offices of Ortloff Engineers, LTD at Suite 2000, Wilco Building, 415 West Wall Street, Midland, Texas 79701 for at least ten days prior to the Meeting.

     The Board of Directors has fixed the close of business on September 8, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 18, 1998

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE, OR VOTE BY TELEPHONE AS DESCRIBED ON THE PROXY. ANY SHAREHOLDER GRANTING A PROXY MAY REVOKE SAME AT ANY TIME PRIOR TO ITS EXERCISE. ALSO, WHETHER OR NOT GRANTING A PROXY, SHAREHOLDERS OF RECORD MAY VOTE IN PERSON IF THEY ATTEND THE MEETING.

                            [ELCOR CORPORATION LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD TUESDAY, OCTOBER 27, 1998

                             SOLICITATION OF PROXY

     The accompanying proxy is solicited on behalf of the Board of Directors of Elcor Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 27, 1998, and at any adjournment or adjournments thereof (the "Meeting"). In addition to the use of the mails, proxies may be solicited by personal interview, telephone or facsimile by directors, officers and other employees of the Company, who will not receive additional compensation for such services. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates suggested by the New York Stock Exchange. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about September 18, 1998.

     Any shareholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy, by providing written notice to the Secretary of the Company or by attending the Meeting and withdrawing the proxy.

                               PURPOSE OF MEETING

     As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Meeting are as follows:

          1. To elect two directors to hold office for terms expiring in 2001, as specified herein or until their successors are elected and qualified;

          2. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase authorized Common Stock from 50,000,000 shares to 100,000,000 shares;

          3. To consider and vote upon a proposal to approve the 1998 Amended and Restated Elcor Corporation Incentive Stock Option Plan (the "Amended Plan");

          4. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1999; and

          5. To transact such other business as may properly come before the Meeting.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, par value $1 per share ("Common Stock"). The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on September 8, 1998 (the "Record Date"). At September 1, 1998, the Company had outstanding and entitled to vote at the Meeting 13,133,621 shares of Common Stock. Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their respective names on the Record Date. Shareholders representing fifty-one percent of the Common Stock outstanding and entitled to vote must be present or represented by proxy at the Meeting to constitute a quorum.

     Neither abstentions nor broker non-votes are counted as votes cast on any matter to which they relate. All shares represented in person or by proxy, including abstentions and broker non-votes, are considered in determining whether a quorum has been reached on a particular matter. A broker non-vote will occur when a broker who holds shares in nominee form, or "street name," for a customer does not have the authority under the rules of the New York Stock Exchange ("NYSE") or separate agreement to cast a vote on a particular matter, because the matter is deemed by the NYSE to be non-discretionary, or is non-discretionary by agreement, and the broker's customer has not furnished voting instructions.

     Shares represented by properly executed proxies will be voted, in the absence of contrary indication thereon or revocation of such proxies by the shareholders granting them, in favor of each of the nominees for director and each of the other proposals set forth below. The persons named as proxies on the accompanying proxy card have been designated by the Company's management.

     If a shareholder is a participant in the Company's Employee Stock Ownership Plan ("ESOP"), the proxy card will serve as a voting direction for the Trustee of such plan. Shares not yet allocated to ESOP participants, under the terms of the ESOP, will be voted in proportion to allocated ESOP shares for which voting is directed. Allocated shares held through the ESOP for which participants do not return properly signed proxy cards will be voted in the same manner.

     In lieu of voting or giving voting direction on proxy cards, a shareholder or ESOP participant may give voting direction by telephone if they follow the instructions set forth on the proxy card. By using the telephone to give voting direction, a shareholder is granting a proxy for the voting of shares held of record in their name to the Company's stock transfer and tabulation agent, ChaseMellon Shareholder Services, LLC ("ChaseMellon") and is authorizing ChaseMellon on their behalf to take all necessary steps to confirm their vote to the proxies listed on the Company's proxy card. ESOP participants by giving voting direction by telephone are authorizing ChaseMellon on their behalf to take all necessary steps to confirm their voting direction to the ESOP trustee for voting.

     The election of directors, the approval of the amendment to the Company's Certificate of Incorporation, the approval of the Amended Plan, and the ratification of the appointment of Arthur Andersen LLP as independent auditors each will require the affirmative vote of a majority of the Common Stock present or represented by proxy at the meeting and voting thereon. Cumulative voting for directors is not authorized.

                                STOCK OWNERSHIP

     The following table sets forth as of September 1, 1998, the number of shares of Common Stock beneficially owned by each director or nominee, each Named Executive Officer (as defined under "Executive Compensation" below), and by all directors and executive officers as a group.

                 NAME OF BENEFICIAL OWNER                      SHARES OF         PERCENT
                   OR IDENTITY OF GROUP                     COMMON STOCK(1)      OF CLASS
                 ------------------------                   ---------------      --------
F. H. Callaway............................................       208,344(2)        1.59
James E. Hall.............................................       190,200(2)        1.45
Dale V. Kesler............................................         3,200(3)           *
Robert M. Leibrock........................................       338,775(2)        2.58
W. F. Ortloff.............................................        35,984(4)           *
David W. Quinn............................................        12,000(2)           *
Richard J. Rosebery.......................................       179,625(5)        1.36
Harold K. Work............................................       207,747(6)        1.58
Leonard R. Harral.........................................        14,434(7)           *
Raul G. Holguin...........................................        18,160(8)           *
David G. Sisler...........................................         2,962(9)           *
All directors and executive officers as a group (13
  persons)................................................     1,249,787(10)       9.41

---------------

  *  Percentages of one percent or less have been omitted.

 (1) All shares reflected in the table are owned directly and the owner has sole voting and investment power with respect to such shares, except for (i) option shares as shown in notes (2) through (10); (ii) shares allocated to such persons' accounts in the ESOP; and (iii) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the name of the wife or minor children of such persons, in a family partnership, or as trustee or custodian for children of such persons, or by children who are not minors but who reside with such persons.

 (2) Includes options currently exercisable for 9,000 shares.

 (3) Includes options currently exercisable for 3,000 shares.

 (4) Includes options currently exercisable for 6,000 shares.

 (5) Includes options currently exercisable or exercisable within sixty days for 34,500 shares.

 (6) Includes options currently exercisable or exercisable within sixty days for 55,500 shares.

 (7) Includes options currently exercisable or exercisable within sixty days for 3,901 shares.

 (8) Includes options currently exercisable or exercisable within sixty days for 3,348 shares.

 (9) Includes options currently exercisable or exercisable within sixty days for 1,111 shares.

(10) Includes options currently exercisable or exercisable within sixty days for 152,809 shares.

     The following table sets forth as of September 1, 1998, or such other date indicated below, certain information with respect to each beneficial owner who is known to the Company to own more than 5 percent of the outstanding shares of Common Stock.

                    NAME AND ADDRESS OF                        SHARES OF        PERCENT
                      BENEFICIAL OWNER                        COMMON STOCK      OF CLASS
                    -------------------                       ------------      --------
FMR Corp....................................................   1,459,300(1)      11.11%
     82 Devonshire Street
     Boston, MA 02109
Moody, Aldrich & Sullivan...................................   1,095,289(2)       8.34%
     211 Congress St. 4th Floor
     Boston, MA 02110-2410
Trustees for the Elcor Corporation Employee Stock Ownership
  Plan......................................................   1,004,061          7.64%
     c/o Elcor Corporation
     14643 Dallas Parkway
     Wellington Centre, Suite 1000
     Dallas, TX 75240-8871
State Farm Mutual Automobile Insurance Company..............     750,000(3)       5.71%
     One State Farm Plaza
     Bloomington, IL 61710

---------------

(1) This information was taken from a Schedule 13G filed on behalf of FMR as a parent holding company and certain affiliates as of May 10, 1998, as
    supplemented by a letter to the Company from FMR dated             , 1998.
    FMR Corp.'s wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity") acts as an investment advisor to several investment companies and in such capacity beneficially owns 977,250 shares of the Company's Common Stock, or 7.44% of the number of shares outstanding at September 1, 1998. Another FMR subsidiary, Fidelity Management Trust Company, is the beneficial owner of 459,550 shares or 3.50% of the Common Stock outstanding as the result of its serving as investment manager of the institutional account(s). Fidelity International Limited, a former Fidelity subsidiary, is the beneficial owner of 22,500 shares or 0.17% of the outstanding Common Stock. FMR Corp. reported the sole power to vote or direct the vote of 444,850 shares and sole power to dispose of 1,459,300 shares.

(2) This information was taken from a Schedule 13G filed with the Securities and Exchange Commission as of February 13, 1998, by Moody, Aldrich & Sullivan, and a letter from Moody, Aldrich & Sullivan dated

     August   , 1998. Moody, Aldrich & Sullivan has sole voting power and sole investment power with respect to all such shares.

(3) This information was taken from a letter from State Farm Mutual Automobile Insurance Company (hereinafter referred to as "State Farm") dated August
       , 1998. State Farm or its affiliates have sole voting power and sole investment power with respect to 750,000 shares.

     As far as is known to management of the Company, no other single person owns beneficially more than 5 percent of the outstanding shares of Common Stock. Except as specifically indicated above, the Company has derived the beneficial ownership information used to prepare the table immediately above solely from its review of public reports under section 13(d), (g) and (f) of the Securities Exchange Act of 1934. The information therefore is subject to inaccuracy due to time lags inherent in the reporting process.

                               BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies, for approving major corporate transactions and for the overall performance of the Company, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including the annual organization meeting following the Annual Meeting of Shareholders. During the last fiscal year, the Board met twelve times.

     The Board has established a number of standing committees of certain of its members to perform particular areas of responsibility. These are the Executive, Audit, and the Compensation Committees. There is no Nominating Committee.

     The primary function of the Executive Committee is to assist the Board by acting upon matters when the Board is not in session within general guidelines previously authorized by the Board. All actions taken by the Committee are promptly reported to and reviewed by the full Board. The Committee met eight times during the last fiscal year. The Executive Committee consists of Messrs. Work, Callaway, Leibrock and Ortloff. Mr. Work was elected to the Executive Committee as Chairman on August 26, 1997. Mr. Roy E. Campbell, the former Chairman of the Board, President and Chief Executive Officer of the Company, had served as Chairman of the Committee for fiscal 1998 through his date of death, August 22, 1997.

     The Audit Committee consists of Messrs. Quinn (Chairman), Hall, Kesler and Leibrock, all of whom are nonemployee directors. Mr. Leibrock had served as Chairman of the Audit Committee until April 1998. The functions of the Committee are to determine whether management has established internal controls which are sound, adequate and working effectively; to ascertain whether Company assets are verified and safeguarded; to review and approve external audits; to review audit fees and the appointment of independent auditors; and to review nonaudit services provided by the independent auditors. The Committee met three times during the last fiscal year.

     The Compensation Committee consists of Messrs. Callaway (Chairman), Hall and Ortloff. Its function is to independently review and assess compensation for the Chief Executive Officer and all other executive officers of the Company and provide advice and recommendations to the Board of Directors concerning such compensation, benefits and the development of policies on employee compensation for the Company. The Committee met six times during the last fiscal year.

     All directors attended in excess of seventy-five percent (the reporting threshold) of Board of Directors and applicable Board committee meetings during their service as directors in fiscal 1998.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, two directors will be elected to serve for terms of three years expiring on the date of the Annual Meeting of Shareholders in 2001. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the bylaws of the Company. The nominees for directors are all currently Board members.

     Messrs. James E. Hall and Harold K. Work are nominated for election for a three-year term or until their successors are elected and qualified.

     Under the Company's bylaws, directors are divided into three classes as equal in number as the total number of directors permits.

     None of the nominees has any family relationship with the others or any officer or director of the Company or any of its subsidiaries. None of the nominees is being proposed for election pursuant to any special arrangement or understanding between such nominee and any other person. If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that management may designate. Management knows of no reason why any nominee would be unable to serve.

     Information about nominees for the Board of Directors and the directors whose terms will or may continue after the Meeting is set forth below. The information presented herein with respect to the nominees was obtained in part from the nominees, and in part from the records of the Company.

                         NOMINEES FOR THREE-YEAR TERMS

JAMES E. HALL, 63 -- Officer and Director of Chaparral Cars, Inc. and Partner of
                     Condor Operating Company.

     For more than the past five years, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events, and Manager of Condor Operating Company, independent oil and gas operators. Mr. Hall is also a former director and officer of Hall Racing, Inc. and Condor Aviation Company, Inc. Mr. Hall is a member of the Audit Committee and the Compensation Committee. He has served as a director since 1974 and his current term expires in 1998.

HAROLD K. WORK, 65 -- Chairman of the Board, President and Chief Executive
                      Officer of Elcor Corporation; President and Chief Executive Officer of Elk Corporation of Dallas.

     Mr. Work was elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer of the Company on August 26, 1997, to succeed the late Mr. Roy E. Campbell. Mr. Work served for just one week as Vice Chairman of the Company under a succession plan adopted by the Board on August 18, 1997. Prior to such time, he had served as Executive Vice President of the Company since 1993 and as a director since 1996. He has served as President and Chief Executive Officer of Elk Corporation of Dallas since 1979, and serves on its board of directors. Mr. Work is also President, Chief Executive Officer and a director of Elcor Management Corporation and each of the subsidiaries of Elk Corporation of Dallas. He is a member of the Board of Directors of Centex Construction Products, Inc. and of the Asphalt Roofing Manufacturers Association, where he served as Chairman of the Executive Committee from 1990 to 1992. His current term expires in 1998.

                              CONTINUING DIRECTORS

F. H. CALLAWAY, 76 -- Partner, Callaway Oil & Gas Co.

     Mr. Callaway, for more than the past five years, has been an independent oil operator and since May 1981 has been a partner in Callaway Oil & Gas Co., an oil and gas exploration and production company. Mr. Callaway also serves as a director of Canark Petroleum Inc., Caljam Oil & Gas Ltd., and Callaway Production Co., Inc. Mr. Callaway is a member of the Executive Committee and Chairman of the Compensation Committee and has been a director of the Company since 1965. His current term expires in 1999.

DALE V. KESLER, 59 -- Retired former Managing Partner, Arthur Andersen LLP,
                      Dallas/Fort Worth.

     Dale V. Kesler retired in 1996 from Arthur Andersen LLP, where he was Managing Partner of the Dallas/Fort Worth office from 1983 to 1994. He began employment with Arthur Andersen in 1962 and became head of the Audit Practice at the Dallas office in 1973. In 1982, he moved to Arthur Andersen's headquarters where he was responsible for strategic planning worldwide for the Audit and Business Advisory practice of Arthur Andersen. He currently serves on the boards of directors of American Homestar Corporation, New Millennium Homes, and the Methodist Hospitals of Dallas, and serves on several committees and boards of various charitable and civic organizations. Mr. Kesler was appointed to fill a vacancy, created when the number of directors on the Board of the Company was increased from seven to eight on December 15, 1997, for a term beginning January 2, 1998 and expiring in 2000.

ROBERT M. LEIBROCK, 78 -- Partner, Amerind Oil Company, Ltd.

     For more than the past five years, Mr. Leibrock has been an independent oil operator and since February 1981 has been a partner in Amerind Oil Company, Ltd., an oil and gas exploration and production company. Mr. Leibrock is a shareholder of Abell-Hanger Foundation. Mr. Leibrock is a member of the Executive Committee and is a member and former Chairman of the Audit Committee. He was a director of the Company from 1965 to January 1968, and since March 1969. His current term expires in 2000; however, Mr. Leibrock recently has provided the Company with notice that he may retire from the Company's Board of Directors on or before the date of the Meeting, October 27, 1998.

W. F. ORTLOFF, 75 -- Retired former Executive Vice President and Vice Chairman of Elcor Corporation.

     Mr. Ortloff served as Executive Vice President of the Company (1965-1981) and Vice Chairman of the Board of the Company (1977-1981). From February 1984 until April 1989, Mr. Ortloff served as President, Chief Executive Officer and director of Gory Associated Industries, Inc., a subsidiary of the Company. He retired from part-time employment as an executive with the Company on May 31, 1995. Mr. Ortloff is a member of the Executive Committee and the Compensation Committee. He was elected a director in 1965. His current term expires in 2000.

DAVID W. QUINN, 56 -- Vice Chairman of Centex Corporation.

     Prior to his appointment to his current position as Vice Chairman of Centex Corporation in 1996, Mr. Quinn served as its Executive Vice President since 1987. In addition, Mr. Quinn served as Chief Financial Officer of Centex from 1987 to August 1997. He has served on Centex's Board of Directors since 1989, and also serves as a director of its 51% owned subsidiary, Centex Construction Products, Inc. Mr. Quinn also is a member of the Board of Directors and Executive Committee and is Chairman of the Finance Committee of Zale Lipshy University Hospital in Dallas, Texas. He serves as Chairman of the Company's Audit Committee. Mr. Quinn has served as a director of the Company since 1996 and his current term expires in 1999.

RICHARD J. ROSEBERY, 63 -- Vice Chairman, Chief Financial and Administrative
                           Officer and Treasurer of Elcor Corporation.

     Mr. Rosebery was elected to his current position as Vice Chairman of the Company on August 18, 1997, having served as Executive Vice President since 1993. He has served as an officer of the Company for 23 years. In addition to his position with the Company, he serves as a director and officer of all of Elcor's subsidiaries and is Chairman of the Board or President of four Elcor subsidiaries. Mr. Rosebery served as a Vice President in various capacities with Elcor Corporation from 1975 until his election as Vice Chairman. He also served as President and a director of the Dallas Chapter of the Financial Executives Institute until stepping down in June, 1998. Mr. Rosebery's current term expires in 1999. He has served as a director of the Company since 1996.

                       THE BOARD OF DIRECTORS RECOMMENDS

                   A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to each person serving as the Company's Chief Executive Officer during the last fiscal year and each of the Company's four other most highly compensated executive officers serving at the end of the fiscal year (collectively, "Named Executive Officers"), based on salary and bonus earned during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                 ANNUAL             COMPENSATION
                                              COMPENSATION        ----------------
           NAME AND             FISCAL    --------------------     STOCK OPTIONS         ALL OTHER
    PRINCIPAL POSITION(A)        YEAR      SALARY     BONUS(B)    (# OF SHARES)(C)    COMPENSATION(D)
    ---------------------       ------    --------    --------    ----------------    ---------------
Roy E. Campbell...............   1998     $ 61,000    $ 58,427              0            $166,107
                                 1997      378,200     114,538         22,500              78,573
                                 1996      366,000      51,922         22,500              73,329
Leonard R. Harral.............   1998     $106,150    $ 27,096          1,960            $ 10,960
                                 1997      102,167      13,930          1,860               9,242
                                 1996       99,067       6,238          1,185               8,608
Raul G. Holguin...............   1998     $115,583    $ 35,301          3,095            $ 12,629
                                 1997      105,750      25,388          1,567               9,261
                                 1996           --          --             --                  --
Richard J. Rosebery...........   1998     $266,933    $117,261         20,000            $ 42,627
                                 1997      219,733      46,485         15,000              33,723
                                 1996      203,165      20,015         15,000              31,149
David G. Sisler...............   1998     $120,367    $ 34,134          3,015            $  8,328
                                 1997      114,106      11,665          2,557               2,650
                                 1996       98,471      15,000          1,500                   0
Harold K. Work................   1998     $317,033    $149,001         25,000            $ 64,297
                                 1997      272,800      60,505         15,000              64,479
                                 1996      264,000      40,966         15,000              65,258

---------------

(a) Capacities in which person served during the fiscal year ending June 30, 1998:

    Roy E. Campbell         Late Chairman of the Board, Chief Executive Officer and
                            President.
    Leonard R. Harral       Vice President and Chief Accounting Officer.
    Raul G. Holguin         Vice President Information Systems; Vice
                            President -- General Manager of the Conductive Coatings
                            Division of Chromium Corporation. Amounts paid by the
                            Company to Mr. Holguin in fiscal 1996 are omitted under
                            applicable regulations of the Securities and Exchange
                            Commission.
    Richard J. Rosebery     Vice Chairman, Chief Financial and Administrative Officer
                            and Treasurer. Mr. Rosebery served as Executive Vice
                            President, Chief Administrative and Financial Officer and
                            Treasurer of the Company prior to his election to his
                            current position on August 18, 1997.

    David G. Sisler           Vice President, General Counsel and Secretary. Amounts for Mr. Sisler in fiscal
                              1996 represent amounts paid for the partial fiscal year beginning on the date of his election on August 14, 1995.
    Harold K. Work            Chairman of the Board, President and Chief Executive Officer of the Company and of
                              Elk Corporation of Dallas. Mr. Work served as Vice Chairman of the Company from
                              August 18, 1997 to August 26, 1997 when he was elected to his current position.
                              Prior to August 18, 1997, he served as Executive Vice President of the Company.

    Effective December 16, 1997, all of the Company's officers became employees of Elcor Management Corporation, a wholly owned subsidiary of the Company, which pays such officers their cash compensation.

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan. These amounts ordinarily are determined through the application of formula calculations based on a targeted range of earnings before federal income taxes of the Company as a whole or of the appropriate business unit. For more information, see Compensation Committee Report included with this Proxy Statement.

(c) See the table below entitled "Option Grants During Fiscal 1998" for information concerning the grant of options in fiscal year 1998 for shares of Elcor Common Stock. All option information in this Proxy Statement has been adjusted, if applicable, for the Company's three-for-two stock split in November 1997.

(d) Represents employer contributions to the Elcor Corporation Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, loans forgiven under the Stock/Loan Plan, and supplemental retirement benefits summarized as follows:

     Employer Contributions to Employees' 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                            YEAR ENDED JUNE 30,
                                                       ------------------------------
                        NAME                             1998       1997       1996
                        ----                           --------    -------    -------
Roy E. Campbell......................................  $  8,000    $ 6,900    $ 6,900
Leonard R. Harral....................................     6,369      5,203      4,811
Raul G. Holguin......................................     7,504      5,282         --
Richard J. Rosebery..................................     8,000      6,900      6,900
David G. Sisler......................................     6,987      1,807          0
Harold K. Work.......................................     8,000      6,900      6,900

     Loans Forgiven Under the Stock/Loan Plan:

                                                            YEAR ENDED JUNE 30,
                                                       ------------------------------
                        NAME                             1998       1997       1996
                        ----                           --------    -------    -------
Roy E. Campbell......................................  $158,107    $49,989    $47,275
Leonard R. Harral....................................     4,591      4,039      3,797
Raul G. Holguin......................................     5,125      3,979         --
Richard J. Rosebery..................................    22,349     19,453     18,429
David G. Sisler......................................     1,341        843          0
Harold K. Work.......................................    39,421     44,353     44,139

     Supplemental Retirement Benefits Contributed:

                                                             YEAR ENDED JUNE 30,
                                                        -----------------------------
                         NAME                            1998       1997       1996
                         ----                           -------    -------    -------
Roy E. Campbell.......................................  $     0    $21,684    $19,154
Leonard R. Harral.....................................        0          0          0
Raul G. Holguin.......................................        0          0         --
Richard J. Rosebery...................................   12,278      7,370      5,820
David G. Sisler.......................................        0          0          0
Harold K. Work........................................   16,876     13,226     14,219

AGGREGATED OPTION EXERCISES DURING FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised during fiscal 1998 and options held under the Company's Incentive Stock Option Plan at June 30, 1998 by the Named Executive Officers.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(B)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME*               EXERCISE     REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           -----              -----------   -----------   -----------   -------------   -----------   -------------
Leonard R. Harral...........     1,809       $ 32,703        2,465          6,599        $ 33,911       $ 57,637
Raul G. Holguin.............     2,132         37,851        2,090          7,003          28,705         50,060
Richard J. Rosebery.........         0              0       43,050         60,200         703,400        499,575
David G. Sisler.............         0              0          300          6,772           3,100         48,258
Harold K. Work..............     7,500        104,062       43,050         65,200         703,400        504,976

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.

(b) The unrealized value of in-the-money options at fiscal year-end represents the aggregate difference between the market value of the underlying securities at June 30, 1998 and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years.

 * Mr. Roy E. Campbell did not exercise any options during fiscal 1998; his wife individually and as independent executrix of his estate exercised the options for 71,250 shares he held at the time of his passing.

OPTION GRANTS DURING FISCAL 1998

     The following table provides information related to options granted under the Company's Incentive Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1998.

                              INDIVIDUAL GRANTS
------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     % OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR OPTION
                            UNDERLYING    GRANTED TO     OR BASE                           TERMS(C)
                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------------
           NAME*            GRANTED(A)   FISCAL 1998    SHARE(B)       DATE           5%              10%
           -----            ----------   ------------   ---------   ----------   -------------   -------------
Leonard R. Harral..........    1,960         1.31%       $24.17     10/27/2007   $     29,793    $     75,501
Raul G. Holguin............    3,095         2.07%        24.17     10/27/2007         47,045         119,222
Richard J. Rosebery........   20,000        13.35%        24.17     10/27/2007        304,008         770,415
David G. Sisler............    3,015         2.01%        24.17     10/27/2007         45,829         116,140
Harold K. Work.............   25,000        16.68%        24.17     10/27/2007        380,010         963,019
All Shareholders(d)........      N/A          N/A           N/A        N/A       $201,027,287    $509,442,612

---------------

(a) Options become exercisable 20% per year on the second through the sixth anniversary dates of the grant and for a term of ten years, subject to earlier termination upon certain events related to certain terminations of employment. Upon the optionee's death, permanent and total disability, retirement after age 65, or a Change in Control of the Company, all options reflected in this table become immediately exercisable.

(b) All options above were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of the foregoing.

(c) Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the Securities and Exchange Commission for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(d) The potential realizable value for all shareholders is calculated over a period of ten years from October 28, 1997, the grant date for the of the options listed above, based on (i) a beginning stock price of $24.17, the exercise price of such options, and (ii) the number of outstanding shares on October 28, 1997, adjusted, like the number of options and exercise price, for shares issued November 12, 1997 for the three-for-two split payable to shareholders of record on October 16, 1997.

 *   Mr. Campbell did not receive any option grants during fiscal 1998.

STOCK/LOAN PLAN

     Under the Company's Stock/Loan Plan, described in the Compensation Committee Report included with this Proxy Statement, the Named Executive Officers had outstanding loans from the Company of which the highest outstanding balance and ending outstanding balance for the fiscal year ended June 30, 1998 are reflected in the table below.

                                                         LOANS UNDER STOCK/LOAN PLAN
                                             ----------------------------------------------------
                                              HIGHEST OUTSTANDING              OUTSTANDING
                   NAME                      BALANCE IN FISCAL 1998      BALANCE AT JUNE 30, 1998
                   ----                      ----------------------      ------------------------
Roy E. Campbell............................         $128,804                    --
Leonard R. Harral..........................         *                           *
Raul G. Holguin............................         *                           *
Richard J. Rosebery........................         $ 80,183                     $ 78,698
David G. Sisler............................         *                           *
Harold K. Work.............................         $113,530                     $111,298

---------------

* Balances of not more than $60,000 have been omitted.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As described in the Compensation Committee Report included with this Proxy Statement, the Company has entered into severance agreements with Named Executive Officers and certain other officers and employees. The agreements provide for certain payments and benefits upon a Change in Control (as defined in the Compensation Committee Report) and certain terminations of employment within three years thereafter. Further, the Amended Plan (see Proposal Three) would accelerate the exercisability of previously unvested options held by a participant in that plan, included a Named Executive Officer, upon the occurrence of a Change in Control. The Named Executive Officers already hold option grants from 1998 containing such Change in Control acceleration provisions. They are not parties to any other employment, severance or other change-in-control agreements with the Company.

COMPANY STOCK PERFORMANCE

     The following graphs set forth a comparison of the cumulative total return of the Company's Common Stock against the cumulative total return of the Dow Jones Building Materials index and the Russell 2000 index for the five year period ending June 30, 1998 and the ten year period ending June 30, 1998.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                                                                                                   DOW JONES
                    MEASUREMENT PERIOD                           ELCOR            RUSSELL           BUILDING
                  (FISCAL YEAR COVERED)                       CORPORATION           2000           MATERIALS
6/30/93                                                               100.00            100.00            100.00
6/30/94                                                                94.69            104.24             98.62
6/30/95                                                                85.99            125.23            113.93
6/30/96                                                                71.13            155.13            135.00
6/30/97                                                               110.07            180.61            174.90
6/30/98                                                               151.04            214.50            222.37

               * $100 INVESTED ON 6/30/93 IN STOCK OR INDEX-INCLUDING
                 REINVESTMENT OF
                 DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                COMPARISON OF 10 YEAR CUMULATIVE TOTAL RETURN**
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                                                                                                   DOW JONES
                    MEASUREMENT PERIOD                           ELCOR            RUSSELL           BUILDING
                  (FISCAL YEAR COVERED)                       CORPORATION           2000           MATERIALS
6/88                                                                  100.00            100.00            100.00
6/89                                                                  149.53            112.70            107.38
6/90                                                                  141.63            116.12            101.67
6/91                                                                   98.99            117.36             99.07
6/92                                                                  131.35            134.64            115.18
6/93                                                                  394.05            169.82            132.09
6/94                                                                  373.11            177.02            130.27
6/95                                                                  338.84            212.66            150.49
6/96                                                                  280.27            263.43            178.32
6/97                                                                  433.74            306.70            231.02
6/98                                                                  595.18            364.25            293.74

               ** $100 INVESTED ON 6/30/88 IN STOCK OR INDEX-INCLUDING
                  REINVESTMENT OF
                  DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

DIRECTORS' COMPENSATION

     Nonemployee directors receive $15,000 per year, and an additional $1,000 per meeting, for serving on the Board. The employee directors are not compensated separately for service on the Board. Under the Company's existing Incentive Stock Option Plan (ISOP) approved by the Company's shareholders, the directors previously approved annual grants through October 1999 of options to buy 3,000 shares of Common Stock to each of the nonemployee directors serving after each Annual Meeting of Shareholders. The purpose of these grants was to attract and retain highly qualified independent directors and to underscore their mutual interest with shareholders, consistent with what management perceives to be a general desire in the investor community that significant elements of director compensation be equity-based and thereby dependent on corporate performance. Options granted to nonemployee directors under the ISOP will be nonqualified options and will become exercisable immediately. Each option will have a term ending the earlier of ten years after the grant date or three months after the cessation of a participant's status as a director of the Company for any reason other than death or disability, in which case the options generally remain exercisable for one year.

     Nonemployee members of the Executive Committee receive $6,000 per year for service on such Committee. The employee director is not compensated separately for service on such Committee.

     Audit Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

     Compensation Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. Mr. Ortloff is a former officer of the Company and certain of its subsidiaries. No director, member of the Compensation Committee, or executive officer of the Company had a relationship with the Company or any other company during fiscal 1998 that is required by Securities and Exchange Commission regulations to be disclosed as a compensation committee interlock.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee provides advice and recommendations to the Board concerning the compensation, including base salaries, bonuses and stock option awards under the Company's Incentive Stock Option Plan ("ISOP") for the Named Executive Officers, ISOP awards to other eligible employees, employer contributions to the ESOP and 401(k) Savings Plans, and the compensation of directors of Elcor. The Compensation Committee, however, does not actually approve the awards of compensation. The nonemployee members of the Board assess and approve the award of stock options. All nonemployee directors evaluate the Chief Executive Officer's performance and approve other elements of his compensation. The Board approves all other elements of compensation for the other Named Executive Officers with the abstention of Messrs. Rosebery and Work each from consideration and decisions regarding compensation for either of them.

     The objectives of Elcor's executive compensation program are to:

     1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's mission and strategic plans, which are designed to result in long-term growth in shareholder value;

     2. Tie individual compensation to individual and team performance and the success of the Company;

     3. Align the executive officers' and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit;

     4. Align executive officers' and certain eligible employees' interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company's Incentive Stock Option Plans, Stock/Loan Plan and Employee Stock Ownership Plan; and

     5.  Maximize the tax deductibility of executive compensation.

To achieve these compensation objectives, Elcor uses a combination of short-term and long-term compensation elements, all of which are affected by the performance of the individual and/or the performance of Elcor or the appropriate business unit. A significant amount of the total compensation is longer term compensation through stock ownership to assure alignment with shareholder interests. In addition, the Named Executive Officers participate in other compensation plans offered to all non-union employees. The Company does not provide post-retirement health care benefits (except for a prescription drug plan, the cost of which is paid entirely by an enrolled retiree) or defined benefit pension plans for the Named Executive Officers or any other non-union employees.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1 million per officer in any one year. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee does not expect that cash compensation to be paid to any executive officer will exceed the $1 million limit per officer in the foreseeable future. Because it is unlikely that the cash compensation payable to any executive officer will exceed the $1 million per year limit for at least several years, the Committee has decided at this time to take no action to limit or restructure any elements of cash compensation paid to any of the Company's executive officers. Should the compensation level of any executive officer approach the $1 million level, the Committee will reevaluate this decision.

BASE SALARY

     Base compensation of executive officers is set based on offering competitive salaries in comparison to market salaries. Independent survey data developed by an independent data service for comparable executive positions in other similarly sized industrial companies is used to establish a minimum, median and maximum salary and bonus level for each executive position. These ranges may be subjectively adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually. A range of predetermined percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review of performance in areas of the executives' responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual strategic plan. No specific weighting of factors is used in evaluating overall job performance. Increases in base salaries of executive officers, including Named Executive Officers, are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect the influence of economic, industry and Company factors. Salary increases are not necessarily granted each year. All base salaries for the Named Executive Officers fall within the range of compensation for their specific positions based on the independent survey data unless circumstances justify an exception during certain periods.

INCENTIVE CASH BONUS

     All Named Executive Officers are currently eligible for bonuses under the Elcor Incentive Cash Bonus Plan, which currently has a plan year of October 1 to September 30. Prior to January 1, 1998, Mr. Work was eligible for bonuses under the Elk Corporation of America Incentive Cash Bonus Plan, which also has a plan year of October 1 to September 30. Historically, the incentive plan year for Elcor and Elk differed from the Company's fiscal year due to seasonality considerations. Effective October 1, 1998, the incentive plan year for Elcor and Elk will be changed to correspond to the Company's fiscal year, with payment limits established in the earlier quarters to provide assurance that executive incentive bonuses accurately reflect full year financial performance. The bonus plans for other business units will continue to correspond to the Company's fiscal year.

     Incentive cash bonuses under the Incentive Cash Bonus Plans are paid quarterly for the Named Executive Officers, almost all eligible non-union employees, and certain union employees. Bonuses are calculated based on a targeted range of earnings before federal income taxes. Such earnings are modified to include a factor for increases or decreases in total assets employed. The target earnings range for which bonuses will be paid is established annually based on (1) the fiscal year strategic plan for Elcor or the appropriate business unit, and (2) threshold and target levels of earnings, subjectively determined to represent a beginning level and target bonus level that provides incentive to achieve desired results. Desired results are subjectively determined. However, the target is considered to be in the range of the upper quartile performance for the business circumstances present during the plan year. The threshold level is considered to be in the range of average performance under the business circumstances. No bonus is payable until the minimum threshold level of earnings is achieved.

     The relationship of bonuses to base salaries in the Summary Compensation Table generally reflects the performance level of the Company or applicable business unit for each of the three fiscal years presented through the application of formula calculations based on earnings above the targeted thresholds. Bonuses paid for target performance vary by executive officer and range from 22% to 50% of base salary for the Named Executive Officers. Should earnings exceed the upper end of the target range, a premium bonus is awarded. Premium bonuses are calculated at a reduced rate (20%) of the amount of bonus that would have paid had these earnings in excess of target been within the target range.

STOCK/LOAN PLAN

     Under the Stock/Loan Plan the Company may grant to certain eligible key employees rights to apply to the Company for a loan, the proceeds of which must be used to purchase Elcor Common Stock at that time or applied to previous stock purchases not made in connection with the Stock/Loan Plan. The normal maximum amount which may be loaned to each eligible key employee is a percentage of the payment earned under the Incentive Cash Bonus Plan. For the Named Executive Officers, stock loans are granted at 37 1/2% to 50% of amounts earned under the Incentive Cash Bonus Plan. Beginning July 1, 1998, such loans bear interest at the applicable federal rate. Loans granted before July 1, 1998 were non interest-bearing. Loans granted under the Stock/Loan Plan are repayable by the key employee through continued service with the Company or a subsidiary.

     The principal amount of the loan and any accrued interest are forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The amount of forgiveness is considered compensation to the employee at the time of forgiveness by the Company. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, with interest, except for termination due to disability, death or retirement.

LONG-TERM COMPENSATION

     Under the Company's Incentive Stock Option Plan, which has previously been approved by the shareholders, the Company may grant qualified and/or nonqualified options to purchase the Company's Common Stock to the Named Executive Officers and eligible directors and key employees of the Company and its subsidiaries. Stock options awarded in fiscal 1998 must be exercised within ten years from the date of grant. Such options for the Named Executive Officers and key employees become exercisable in 20% annual increments commencing on the second anniversary date of grant. The number of options granted is individually determined for each Named Executive Officer based on subjective evaluation of the individual's responsibility level and criticality to the Company, and is influenced by applying a formula of base pay times a predetermined percentage currently ranging from 26% to 50% of base pay, and dividing this number by the average market price of the Company's stock during the preceding thirty-six months prior to the grant. In recognition of unique performance, some awards are greater than provided by this formula. In fiscal 1998, options were subjectively awarded to Mr. Work, Mr. Rosebery, and Mr. Holguin in amounts above the formula calculation.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Named Executive Officers and all employees of the Company and its subsidiaries, except those covered by other plans established through collective bargaining, are eligible to participate in the ESOP upon completion of one year of service with the Company under the ESOP. The Company currently contributes a percentage (2.5% in fiscal 1998) of each participant's annual compensation, subject to limitations imposed by the Internal Revenue Service. Amounts contributed to the ESOP vest over a period of years (20% after three years of service and an additional 20% for each additional year of service thereafter until 100% vested).

ELCOR CORPORATION EMPLOYEES' 401(K) SAVINGS PLAN

     The Elcor Corporation Employees' 401(k) Savings Plan provides for participation in employer contributions by all employees, including the Named Executive Officers, after one year of service, except those covered by other plans established through collective bargaining. The Company currently contributes a percentage (2.5% in fiscal 1998) of each participant's annual compensation to the plan. In addition, beginning January 1, 1998, to encourage increased employee participation in the plan, the Company began contributing an additional $0.50 for every $1.00 of employee contributions into the plan limited to a maximum matching of 2.0% of an employee's compensation. Company contributions are also subject to limitations imposed by the Internal Revenue Service. Vesting of any Company contributions occurs according to the same schedule as that of the ESOP described above.

SUPPLEMENTAL RETIREMENT BENEFITS

     In accordance with Internal Revenue Code Section 401(a)(17)(A), qualified benefit plans must limit the annual compensation of each employee taken into account under the plans for any year to an indexed dollar amount, currently $160,000. In September 1994, the Board of Directors determined that this limitation reduces retirement funds intended for the benefit of the employees affected by this limitation and authorized a special cash payment to any employee, including the Named Executive Officers, in an amount equal to the difference between the actual amount contributed for their benefit to the ESOP and 401(k) Savings Plan and the amount that would have been contributed to these plans for their benefit, including a factor to offset a portion of the Federal tax liability due on the payment had there been no statutory dollar limitation.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

     In May 1998, the Board of Directors approved severance agreements with certain officers and employees, including each of the Named Executive Officers. The Compensation Committee believes that the agreements will serve to protect the Company and its shareholders, as well as these officers and employees, in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce these officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, a survey prepared by the Company's outside counsel of competitive practices within the Company's peer group based on public filings.

     The agreements provide for severance benefits upon certain terminations of employment within three years after a Change in Control of the company. Change in Control events under the employment agreements include (a) the acquisition of 40% or more of the Company's outstanding voting securities, (b) certain mergers or consolidations, (c) the approval by the Company's shareholders of a plan of dissolution or liquidation, or (d) certain sales or transfers of 67% or more of the fair value of the Company's operating assets or earning power.

     Under the agreements, if the officer's or employee's employment with the Company or its subsidiary is terminated within three years of a Change in Control under certain circumstances, the officer or employee will be entitled to receive a lump-sum severance payment equal to two times (except for Messrs. Work and Rosebery who would receive 2.99 times) the highest annual cash compensation he received in any calendar year during the three year period immediately preceding termination, plus all outstanding loans under the

Company's Stock/Loan Plan would be forgiven in full. In addition, under the agreements, for a period of two years following a Change in Control (three years for Messrs. Work and Rosebery), the officers and employees would be entitled to medical, disability and life insurance at a cost to the officer or employee of no more than 120% of the amount the employee paid for such benefits immediately prior to the Change in Control.

CEO COMPENSATION

     The Chief Executive Officer of Elcor, Harold K. Work, participated during fiscal 1998 in the same compensation programs as the other Named Executive Officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Work's base salary was generally determined in the same manner as other executive officers and as described in the Base Salary section described previously. Mr. Work's incentive compensation was calculated on a formula basis using the same methodology and guidelines as described in the Incentive Cash Bonus section of this report.

     In fiscal 1998, Mr. Work was awarded qualified and nonqualified stock options in an amount above the formula calculations for stock option grants.

     All other compensation for Mr. Work was determined on the same basis and using the same criteria as the other Named Executive Officers.

Dated: August 18, 1998                      F.H. Callaway, Chairman
                                            James E. Hall, Member
                                            W.F. Ortloff, Member

                                  PROPOSAL TWO

                      INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors has deemed advisable and recommends the shareholders' approval of an amendment to Article Fourth (A) of the Company's Certificate of Incorporation to increase authorized Common Stock from 50,000,000 shares to 100,000,000 shares (the "Amendment"). The text of the proposed Article Fourth (A) is set forth on Exhibit A to this Proxy Statement.

     The Certificate of Incorporation currently authorizes the Company to issue 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of September 1, 1998, there were 13,133,621 shares of Common Stock issued and outstanding and 191,948 shares of Common Stock held by the Company in treasury. None of the Company's 1,000,000 shares of authorized preferred stock have been issued.

     Except for the potential reservation of 1,146,376 additional shares of Common Stock for the proposed Amended Plan (see Proposal Three), the Company has no specific plans or commitments for the issuance of the proposed additional shares of Common Stock. The Board of Directors believes that the increase in authorized Common Stock is desirable because the additional shares would be available for any future stock dividends or stock splits effected by distributing additional shares, employee benefit plans, or other general purposes. With additional authorized Common Stock, the Company also would possess greater flexibility to take advantage of potential financing and acquisition opportunities, if any.

     The additional shares would be available for issuance by the Board of Directors without delay and without the necessity of further action by shareholders, except as may in some instances be required by law or applicable stock exchange requirements. The additional shares, upon issuance, would have the same voting and other rights as presently authorized shares of Common Stock. The holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock. Assuming approval of the above Amendment by the Company's shareholders, it is anticipated that the filing with the Delaware Secretary of State implementing the Amendment would be made and would become effective as soon thereafter as practicable.

     Although the Board has no present intention of issuing any additional shares of Common Stock in defense of a takeover attempt, such an issuance could be used to create an impediment to gaining control of the Company. The issuance of additional shares could be used to dilute the voting power of shares then outstanding, or shares could be issued to persons or entities who would support the Board of Directors in opposing a takeover bid. Any such actions, however, would be subject to applicable law and the fiduciary duties of the Board of Directors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                            A VOTE FOR PROPOSAL TWO.

                                 PROPOSAL THREE

                  1998 AMENDED AND RESTATED ELCOR CORPORATION
                          INCENTIVE STOCK OPTION PLAN

     On June 29, 1998, the Board of Directors adopted, subject to the approval of the Company's shareholders, the 1998 Amended and Restated Elcor Corporation Incentive Stock Option Plan (the "Amended Plan"). If approved by the shareholders, the Amended Plan would amend and restate the Company's 1993 Incentive Stock Option Plan in its entirety. Except as specifically provided by the Amended Plan, outstanding options under the 1993 Incentive Stock Option Plan would be governed by the original terms of that plan and the individual option agreements evidencing such options. The Amended Plan would become effective as of the date approved by the Company's shareholders.

     The purposes of the Amended Plan, as with the 1993 Incentive Stock Option Plan, are to attract, retain and motivate the outside directors, officers and key employees of the Company and its subsidiaries, to encourage stock ownership by such persons by providing them with the means to acquire shares of the Company's Common Stock or to increase their stock holdings. Such ownership is intended to provide a greater community of interest between such persons and the Company's other shareholders.

     In principal effect, the Amended Plan would amend the 1993 Incentive Stock Option Plan: to make 1,146,376 additional shares available under such plan; to provide for acceleration of the exercisability of all options under the plan outstanding for at least six months if a dissolution, liquidation or Change of Control of the Company should occur; to conform the retirement age at which options become exercisable in full to the normal retirement age of 62 set forth in the Company's other plans; to permit optionees to relinquish options for shares of Common Stock on specified terms in lieu of exercising them; and to clarify existing terms and update the plan according to current laws and regulations.

     The principal provisions of the Amended Plan are summarized below. Attached to this Proxy Statement as Exhibit B is the complete text of the Amended Plan.

PRINCIPAL PROVISIONS OF THE AMENDED PLAN

     The Amended Plan provides for the grant of options to acquire Common Stock to outside directors, officers and key employees of the Company and its subsidiaries. Certain options under the Amended Plan are intended to qualify as "incentive stock options" under Section 422A of the Internal Revenue Code of 1986 (as amended, the "Internal Revenue Code"). The Amended Plan also provides for the grant of non-qualified stock options to acquire Common Stock.

     A maximum of 1,400,000 shares of Common Stock of the Company may be issued under the Amended Plan, including the existing 253,624 shares already reserved for issuance under the 1993 Incentive Stock Option Plan, and 1,146,376 additional shares. If any option expires or otherwise terminates without being fully exercised, shares that were subject to such option but as to which the option was not exercised may again be awarded under the Amended Plan. Shares of Common Stock issued upon the exercise of options will be either authorized and unissued shares or treasury shares. Options granted under the Amended Plan will be nontransferable, except by will, the laws of descent and distribution.

     The Amended Plan will be administered by the Board of Directors. Within the limitations of the Amended Plan, the Board of Directors or its delegate will determine which eligible persons will be granted options, the times at which awards will be made, the number of shares covered by such options and the other terms of the options.

     Options granted under the Amended Plan will be exercisable during a period fixed by the Board of Directors or its delegate, but no option may have a term longer than ten years from the date of grant, except that if on the date of grant the recipient of an incentive stock option owns stock representing more than 10 percent of the voting power of all classes of stock of the Company, the option may not have a term longer than five years from the date of grant. Options will be exercisable in their entirety upon the death or permanent and total disability of the employee, or retirement on or after age 62. Further, under the Amended Plan, all options outstanding for at least six months, including options already issued and outstanding under the 1993 Incentive Stock Option Plan become immediately exercisable upon a Change in Control of the Company (as defined in the Amended Plan consistent with the definition found in the Compensation Committee Report included with this Proxy Statement).

     No grantee of options under the Amended Plan may be issued options upon more than 100,000 shares in any one calendar year. Further, no such grantee may be granted incentive stock options in any calendar year covering shares of Common Stock having a fair market value on the date of grant in excess of $100,000 plus any "unused limit carryover" (as defined in the Internal Revenue
Code) to such year. In general, the Internal Revenue Code permits one-half of the amount by which $100,000 exceeds the fair market value of shares optioned to an individual pursuant to incentive stock options in any calendar year to be carried forward to the three succeeding calendar years.

     The exercise price of options issued under the Amended Plan will be determined by the Board of Directors upon granting the options. The exercise price of shares acquired upon the exercise of an incentive stock option under the Amended Plan may not be less than 100 percent of the fair market value of such shares on the date the option is granted. If, however, the recipient of the incentive stock option owns stock representing more than 10 percent of the voting power of all classes of stock of the Company, the exercise price may not be less than 110 percent of such fair market value. Although non-qualified stock options under the Amended Plan are not subject to the same restrictions, the exercise price of such options must be not less than the par value of the underlying shares. To date, the Company has not made any grants of options with an exercise price less than fair market value on the date of grant. Further, the Company has never repriced outstanding options by amending outstanding options to set a lower exercise price than set at time of original grant.

     The Amended Plan permits relinquishment of options by an optionee for shares of Common Stock, unless otherwise provided in the individual option agreement. This permits the optionee, in lieu of exercising an exercisable option, to relinquish all or any part of the option in exchange for a number of shares having a fair market value equal to the spread, or difference between the fair market value and exercise price of the relinquished option or part thereof.

     The Amended Plan provides for adjustment in the number of shares reserved for issuance under the plan, the number of shares covered by outstanding options, and the exercise price of outstanding options if the Company changes the number of issued shares of common stock without consideration to the Company, such as, for example, by stock dividends or stock splits. The adjustment provision is intended to prevent dilution of the value of the options or dilution of the voting power or value of the underlying shares.

     The Board of Directors has the right to terminate or amend the Amended Plan; however, no amendment may be made without shareholder approval if it would increase the number of shares of Common Stock that could be issued under the Amended Plan, permit options to be granted at less than fair market value at the time of grant, or if shareholder approval is otherwise required by certain specified laws and regulations.

FEDERAL TAX CONSEQUENCES

     The following sets forth a summary of the principal federal income tax consequences of the grant and exercise of stock options under the Amended Plan and the subsequent disposition of stock acquired through the exercise of such options.

     Incentive stock options granted under the Amended Plan are designed to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. An employee recognizes no income upon the grant or exercise of an incentive stock option. If s/he holds the stock purchased upon exercise of the incentive stock option for at least two years from the date of grant and one year from the date of exercise, any profit gained upon the sale or other disposition of the shares purchased will be taxable as long-term capital gain and not as ordinary income. The Company will not be entitled to any federal income tax deduction in connection with the grant or exercise of an incentive stock option or the sale or disposition of the stock acquired by the employee upon exercise of an incentive stock option.

     If the holder exercising an incentive stock option sells the shares thereby acquired within one year of the exercise of the option or within two years from the date of grant of the option, the optionee may realize taxable ordinary income at the time of such sale in an amount equal to the excess of the fair market value of the shares over the option price thereof at the time the option was exercised, and such amount will usually be deductible for federal income tax purposes by the Company.

     Upon exercise of an incentive stock option, the excess of fair market value of the stock acquired over the purchase price will be treated as an item of tax preference and may be subject to alternative minimum tax under the Internal Revenue Code in the year in which the option is exercised.

     An optionee recognizes no income on the granting of a non-qualified stock option. On the exercise of such an option, the employee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares over the option price thereof at the time the option was exercised. An amount equal to such ordinary income generally will be deductible for federal income tax purposes by the Company.

     The provisions described above which limit the number of shares of Common Stock for which options are granted and providing for administration of the Amended Plan are intended to preserve the Company's ability to deduct, for federal income tax purposes, compensation recognized by certain optionees upon the exercise of a nonqualified stock option or upon a disqualifying disposition of an incentive stock option. Section 162(m) of the Internal Revenue Code would deny a deduction by a publicly traded corporation such as the Company for certain compensation in excess of $1 million per year paid by such employer to the executive officers (whose compensation is required to be disclosed in the proxy statement). Compensation with respect to stock options will be excluded from this deduction limit if it satisfies certain requirements, including the following: (i) the options must be granted at an exercise price not lower than fair market value on the date of grant; (ii) the option grant must be made by a compensation committee composed of two or more "outside directors" within the meaning of section 162(m); (iii) the Amended Plan must state the maximum number of shares with respect to which options may be granted during a specified period to any individual; and (iv) the material terms of the Amended Plan must be disclosed to and approved by the shareholders in a separate vote prior to payment. The 1993 Incentive Stock Option Plan did not have a limitation on the maximum number of shares for which options may be granted to any individual during a specified period.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                           A VOTE FOR PROPOSAL THREE.

                                 PROPOSAL FOUR

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed, subject to ratification by the shareholders, Arthur Andersen LLP, of Dallas, Texas, as independent auditors of the Company for the fiscal year ending June 30, 1999. This firm has made the annual audit of the accounts of the Company since 1966. The Company has been advised that neither Arthur Andersen LLP nor any member thereof has any direct or indirect financial or other interest in the Company or any of its subsidiaries. The Board of Directors each year requests the shareholders to ratify the appointment of auditors and in the past, the shareholders have overwhelmingly ratified the appointment each year. In the unlikely event that such appointment is not ratified, the Board of Directors will consider alternatives which might be pursued. Such alternatives could include the selection of another auditor or continuation of Arthur Andersen LLP as auditor.

     A representative of Arthur Andersen LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so, and such representative will be available to respond to appropriate shareholder questions.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                           A VOTE FOR PROPOSAL FOUR.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain written representations of its directors and officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 applicable to its directors, executive officers and greater than ten percent shareholders were timely filed in such fiscal year and prior fiscal years, except previously reported.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders with respect to matters to be voted upon at the Company's 1999 Annual Meeting of Shareholders, now scheduled to be held on October 26, 1999, must be received by the Company's Secretary on or before May 21, 1999, in order to be considered for inclusion in the Company's proxy statement and proxy relating to that meeting. The bylaws of the Company require that notice to the Company of any such proposal must be given by July 28, 1999 or the proposal will not be considered at next year's Annual Meeting of Shareholders. Further, consistent with Securities and Exchange Commission rules, by signing and returning the accompanying proxy, a shareholder thereby grants to the named proxies the discretion to vote against any such untimely proposal that is proposed in contravention to the notice provision of the bylaws.

                          ANNUAL REPORT AND FORM 10-K

     The Annual Report of the Company for the year ending June 30, 1998, including financial statements, is being mailed to shareholders of record as of the close of business on the record date together with this Proxy Statement.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE 1998 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 1998. REQUESTS SHOULD BE ADDRESSED TO RICHARD J. ROSEBERY, VICE CHAIRMAN, ELCOR CORPORATION, 14643 DALLAS PARKWAY, SUITE 1000, DALLAS, TEXAS 75240-8871.

                                 OTHER MATTERS

     No business other than that referred to in this Proxy Statement is expected to come before the Meeting, but should any other matters requiring a vote arise, including a question of adjourning the Meeting, the persons named as proxies in the enclosed proxy will vote thereon according to their best judgment in the interest of the Company. Although the minutes from last year's Annual Meeting of Shareholders are expected to be presented for approval at the Meeting, approval of such minutes will not itself constitute substantive approval of the matters voted upon at last year's meeting.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 18, 1998

                                                                       EXHIBIT A

                             PROPOSED AMENDMENT TO

                        CERTIFICATE OF INCORPORATION OF

                               ELCOR CORPORATION

     RESOLVED, that paragraph (A) of the Fourth Article of the Certificate of Incorporation of Elcor Corporation (the "Company") be and hereby is amended and restated in its entirety to be and read as follows:

          "FOURTH. (A) The maximum number of shares of stock which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, divided into two classes as follows:

             1. One class consisting of One Hundred Million (100,000,000) shares of the par value of One Dollar ($1.00) per share and to be known as "Common Stock"; and

             2. One class consisting of One Million (1,000,000) shares without par value designated and to be known as "Preferred Stock"."

     The Restated Certificate of Incorporation of the Company, except as provided above, is not amended hereby and remains in full force and effect.

                                                                       EXHIBIT B

                  1998 AMENDED AND RESTATED ELCOR CORPORATION

                          INCENTIVE STOCK OPTION PLAN
                  (QUALIFIED AND NON-QUALIFIED STOCK OPTIONS)

     1. INTRODUCTION. The purpose of this 1998 Amended and Restated Elcor Corporation Incentive Stock Option Plan (hereinafter referred to as the "Plan") is to further the success of the Company and certain of its affiliates by making Common Stock of the Company available for purchase by Participants, and thus to provide an additional incentive to Participants to continue in the service of the Company or its affiliates and to give them a greater interest as shareholders in the success of the Company. Accordingly, the Committee is hereby authorized to designate those Participants who are to receive Options under this Plan, and upon the due execution of an Option Agreement, to grant Options to such Participants. This Plan is an amendment and restatement of the Elcor Corporation Incentive Stock Option Plan (effective August 30, 1993), as amended (the "Prior Plan"). All Options granted prior to the Effective Date hereof shall be deemed granted pursuant to the terms of the Prior Plan (except to the extent provisions of this Plan are expressly made applicable). Options granted prior to the Effective Date may be granted only to the extent shares are available for issuance under the terms of the Prior Plan. As of the Effective Date, all Options granted shall be granted under the terms and limitations of this Plan. This Plan does not amend or restate any plans of the Company that were adopted prior to the effective date of the Prior Plan.

     2. DEFINITIONS. As used in this Plan, the terms set forth below shall have the following meanings:

          (a) "BENEFICIAL OWNER" and its derivatives means any Person who, directly or indirectly, through any contract, trust, power of attorney, pooling or other arrangement, understanding, relationship or otherwise has or shares voting power, which includes the power to vote or direct the voting of a security, and/or investment power, which includes the power to dispose or direct the disposition of such security, provided however that for purposes of this Plan, Beneficial Ownership will not be deemed to result solely by virtue of a Person's right to acquire a security under any agreement, arrangement or understanding, including without limitation any option, conversion or exchange rights, warrants or option, until such rights are actually exercised or asserted, as the case may be; and provided, further, that no Person will be deemed to be a Beneficial Owner of securities solely as a result of acting as a member of the proxy committee appointed by the Board, or by virtue of a revocable proxy given in response to a public proxy or consent solicitation made in accordance with the Securities Exchange Act of 1934; and, provided further, that no Person ordinarily engaged in business as an underwriter of securities will be deemed a Beneficial Owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition and then only if such securities continue to be owned by such Person at the expiration of such forty day period.

          (b) "BOARD" means the Board of Directors of the Company.

          (c) "CHANGE OF CONTROL" means the consummation of a transaction or series of transactions having the effect of changing possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company or its successor through the Beneficial Ownership of voting securities of the Company or its successor, by contract or otherwise; provided, that, without limitation, such a Change in Control will conclusively be deemed to have occurred if:

             (A) any Person is or becomes the Beneficial Owner of voting securities of the Company representing forty (40%) or more of the combined voting power of the Company's then outstanding voting securities; or

             (B) a merger or consolidation of the Company with any other entity becomes effective, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitaliza-tion of the Company (or similar transaction) in which no Person acquires forty percent (40%), or more of the combined voting power of the Company's then outstanding securities; or

             (C) the shareholders of the Company approve a plan of complete liquidation of the Company or the shareholders of the Company or Board approve an agreement or plan for the sale or disposition by the Company in one transaction or a series of transactions resulting in the acquisition by any Person of operating assets or earning power constituting more than sixty-seven percent (67%) of the fair market value of all operating assets or earning power of the Company and its subsidiaries, taken as a whole; provided, that no Change in Control will be deemed to have occurred solely by virtue of changes of the composition of the Board, without changes in Beneficial Ownership of the Company or its successor.

          (d) "CODE" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

          (e) "COMMITTEE" means the body administering the Plan as described and defined in Paragraph 3 hereof.

          (f) "COMMON STOCK" means the Company's common stock, par value $1.00 per share.

          (g) "COMPANY" means Elcor Corporation, a Delaware corporation, and any successor in interest.

          (h) "CONTINUING DIRECTOR" will mean (A) any member of the Board as of the Effective Date of this Plan (a "Current Director"), (B) any person who subsequently becomes a member of the Board if such Person's election or nomination for election to the Board is recommended or approved by a majority of directors who are Current Directors (an "Approved Director"), or (C) any person who subsequently becomes a member of the Board if such Person's election or nomination for election to the Board is approved by a majority of any and all Current Directors and Approved Directors then serving on the Board.

          (i) "DATE OF GRANT" means the date of the Committee action granting an Option unless a subsequent date is specified by the Committee.

          (j) "EFFECTIVE DATE" means the effective date of this Plan specified in Paragraph 14 hereof.

          (k) "ELIGIBLE PERSONS" means any of the employees and officers of the Company and its affiliates, and non-employee directors providing services to any of such entities.

          (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as it may be amended from time to time.

          (m) "INCENTIVE STOCK OPTION" means an Option qualifying under Section 422 of the Code.

          (n) "NON-EMPLOYEE DIRECTOR" means a member of the Board who is both
     (a) a "non-employee director" within the meaning of Rule 16b-3 promulgated under SEC Release 34-37260 (May 31, 1996), as such rule may be amended, and
     (b) an "outside director" for purposes of Code Section 162(m).

          (o) "NON-QUALIFIED STOCK OPTION" means an Option that is not an Incentive Stock Option.

          (p) "OPTION" means an Option granted pursuant to this Plan and may be either an Incentive Stock Option or a Non-qualified Stock Option.

          (q) "OPTION AGREEMENT" means a written agreement between the Company and a Participant pursuant to which Options are granted to a Participant under this Plan.

          (r) "OPTION PRICE" means the price per share of Common Stock, determined under Paragraph 7(a) hereof, for which an Option may be exercised.

          (s) "OPTIONEE" shall mean the Participant who is entitled to exercise an Option.

          (t) "PARTICIPANTS" means any of the Eligible Persons granted Options pursuant to this Plan.

          (u) "PERSON" means any person or entity, or group or association of the foregoing, other than (1) the Company, (2) any trustee, investment advisor or other fiduciary holding, voting or otherwise exercising control of securities under the Corporation's Second Amended and Restated Employee Stock

     Ownership Plan dated January 1, 1994, as amended, (the "ESOP") or any successor employee plan to the ESOP, (3) any other employee benefit plan or employee compensation arrangement approved by Continuing Directors of the Company, (4) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions (relative to other shareholders individually and in the aggregate) as their ownership of stock of the Corporation, or (5) as this definition is applied under an Option Agreement with a given Optionee, that Optionee or any group in which that Optionee is a participant, prior to the consummation of the Change in Control, through beneficial ownership of equity securities; provided, however, that such Optionee will not be deemed a participant in any group solely by virtue of being a Beneficial Owner of an investment of $250,000.00 or less of publicly traded securities.

          (v) "SUBSIDIARY" means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

     3. ADMINISTRATION OF PLAN. The Board shall administer the Plan; provided, however, that the Board may appoint a committee (the "Committee") composed of not less than two persons to administer the Plan. For purposes of this Plan, the term "Committee" shall also refer to the Board during all periods in which the Board has not appointed a committee to administer the Plan. Only Non-Employee Directors shall be eligible to serve as members of any Committee composed of less than the full Board. The Committee shall report all action taken by it to the Board, which shall review and ratify or approve those actions that are by law required to be so reviewed and ratified or approved by the Board. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine which Eligible Persons will be Participants, and the time or times at which, Options shall be granted and the number of shares and purchase price of Common Stock covered by each Option; to construe and interpret the Plan and any agreements made pursuant to the Plan; to determine the terms and provisions (which need not be identical or consistent with respect to each Participant) of the respective Option Agreements and any agreements ancillary thereto, including, without limitation, terms covering the payment of the Option Price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of this Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The foregoing notwithstanding, however, neither the Committee nor any other person shall have discretion to increase the amount of compensation payable under an Option already granted hereunder if such Option was granted to a "covered employee" under Code Section 162(m)(4).

     4. OPTIONS AUTHORIZED. The Options granted under this Plan may be Incentive Stock Options or Non-qualified Stock Options. The Committee shall have the full power and authority to determine which Options shall be Non-qualified Stock Options and which shall be Incentive Stock Options; to grant only Incentive Stock Options or only Non-qualified Stock Options or any combination thereof; and, in its sole discretion, to grant to an Optionee, in exchange for the surrender and cancellation of an Option, a new Option having a purchase price lower than that provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of this Plan. Under no circumstances may Non-qualified Stock Options be granted in tandem with Incentive Stock Options in violation of Temporary Treasury Regulations section 14a.422A-1, Q&A 39 (or any successor provision) or be granted such that the exercise of such Non-qualified Stock Options may affect the exercise of Incentive Stock Options granted pursuant to the Plan. Options may be granted such that the receipt of shares (or substitute property) upon their exercise may be deferred. Options may be granted under the Plan on and after the adoption of the Plan by the Board, but no Option may be exercisable prior to the Effective Date. The designation of a Participant at any time to receive Options under this Plan shall not in itself entitle such person to receive Options at any other time unless affirmatively granted pursuant to the Plan. In addition to any other limitations set forth herein, the aggregate fair market value (determined in accordance with Paragraph 7(a) of the Plan as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under all plans of the Company and of any Subsidiary) shall not exceed $100,000.

     5. COMMON STOCK SUBJECT TO OPTIONS. The aggregate number of shares of the Company's Common Stock that may be issued upon the exercise of Options shall not exceed 1,400,000 shares, subject to the provisions of Paragraph 1 hereof and subject to adjustment under the provisions of Paragraph 8 hereof;

provided, however, that no one Participant who is an employee may be granted Options covering more than 100,000 shares in any one calendar year. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, or shares issued and reacquired by the Company. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option shall again be available for Options to be granted under the Plan.

     6. ELIGIBILITY AND PARTICIPATION. Except as hereinafter provided, Options may be granted under the Plan to any Eligible Person. In determining the Eligible Person to whom Options shall be granted and the number of shares to be covered by such Option, the Committee may take into account the nature of the services rendered by the respective Eligible Person, their present and potential contributions to the Company's success and profitability, and such other factors as the Committee in its discretion shall deem relevant. A Participant who has been granted an Option under the Plan may be granted an additional Option or Options under the Plan, in the Committee's discretion. Incentive Stock Options may only be granted to Eligible Persons who are employees of the Company or its Subsidiaries.

     7. TERMS AND CONDITIONS OF OPTIONS. The grant of an Option under the Plan shall be evidenced by an Option Agreement executed by the Company and the applicable Participant and such Option Agreement (and any amendments or restatements to it) shall contain such terms and be in such form as the Committee may from time to time approve, subject to the following limitations and conditions:

          (a) OPTION PRICE. The Option Price per share with respect to each Option shall be determined by the Committee, but shall in no instance be less than the par value of the shares subject to the Option. In addition and subject to Paragraph 7(g) below, the Option Price per share with respect to Incentive Stock Options granted hereunder shall in no instance be less than the fair market value of the shares subject to the Option as of the Date of Grant. For purposes of this Paragraph 7(a), fair market value shall be, where applicable, the closing price of the Common Stock on the Date of Grant as reported on the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, as reported on any other national securities exchange or market on which the Common Stock may be traded. If the Common Stock was not traded on the Date of Grant, the next previous business day on which such trading did occur shall be substituted in the preceding sentence. Notwithstanding the foregoing, however, fair market value shall be determined consistent with Code Section 422(b)(4) or any successor provisions.

          (b) PERIOD OF OPTION. The expiration date of each Option shall be fixed by the Committee, but, notwithstanding any provision of the Plan to the contrary, such expiration date shall not be more than 10 years from the Date of Grant.

          (c) VESTING OF SHAREHOLDER RIGHTS. Neither an Optionee nor his/her successor in interest shall have any of the rights of a shareholder of the Company solely by virtue of the ownership of such Option until the Option is exercised in accordance with its terms and such person's ownership of the shares relating to the Option is recorded in the Company's stock transfer records.

          (d) EXERCISE OF OPTION. The Committee may make Options exercisable at such time or times as it shall determine in its sole discretion. Except as otherwise specifically provided in an Option Agreement, each Option shall become exercisable with respect to 20% of the total number of shares subject to the Option on the second anniversary of the Date of Grant, and such Option shall become exercisable with respect to each additional 20% of the shares on each of the next four anniversary dates of the Date of Grant, such that the Option shall be 100% exercisable on the sixth anniversary of the Date of Grant. Each Option shall be exercisable, during the Optionee's lifetime, only by him/her or, during periods of legal disability, by his/her legal representative. After the termination of employment or service of the Optionee, including without limitation termination by reason of death, permanent and total disability or retirement of the Optionee, an Option may be exercised as provided in Paragraph 16 hereof. All shares of Common Stock purchased under Options shall be paid for in full at the time the Options are exercised. Such shares may be paid for in cash or with stock of the Company (the value of which shall be the fair market value on the date of exercise of the Option as defined in Paragraph 7(a)) or by a combination of cash and stock of the Company, as the Optionee may elect.

          (e) NONTRANSFERABILITY OF OPTION. Except as may be otherwise expressly permitted in an Option Agreement with respect to Non-qualified Stock Options, no Option shall be transferable or assignable by an Optionee, other than by will or the applicable laws of descent and distribution. No Option shall be subject to execution, attachment, or similar process.

          (f) DISQUALIFYING DISPOSITION. The Option Agreement evidencing any Incentive Stock Options granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares of Common Stock issued to him/her pursuant to exercise of the Option within the two-year period commencing on the day after the Date of Grant of such Option or within the one-year period commencing on the day after the date of issuance of the share or shares to him/her pursuant to the exercise of such Option, he/she shall, within 10 days of such disposition date, notify the Company of the sales price or other value ascribed to or used to measure the disposition of the share or shares thereof and immediately deliver to the Company any amount of federal income tax withholding required by law.

          (g) LIMITATION ON GRANTS TO CERTAIN SHAREHOLDERS. An Incentive Stock Option may be granted to a Participant only if such Participant, at the time the Incentive Stock Option is granted, does not own, after application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or of its Subsidiary. The preceding restriction shall not apply if at the time the Incentive Stock Option is granted the Option Price is at least 110% of the fair market value (as defined in Paragraph 7(a) above) of the Common Stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the Date of Grant.

          (h) CONSISTENCY WITH CODE. The provisions of Option Agreements for Incentive Stock Options shall not violate the requirements of the Code applicable to such Incentive Stock Options.

          (i) AMENDMENTS. Option Agreements may be amended or restated, in any respect consistent with this Plan, by an instrument in writing executed by the Company and the Optionee.

          (j) CHANGE OF CONTROL. If a dissolution, liquidation or Change of Control of the Corporation shall occur, all Options (including all those Options granted under the Prior Plan) that have then been outstanding for at least six months shall immediately become fully exercisable.

     8. ADJUSTMENTS. The Committee shall make such adjustments in the Option Price and the number of shares covered by outstanding Options if such adjustments are required or appropriate to prevent any increase or decrease in the aggregate consideration payable to the Company and any dilution or enlargement of the rights or value held by the holders of such Options that would otherwise result from any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights, or other change in the capital structure of the Company. The Committee shall also make such adjustments in the total number of shares that may be subject to the future grant of Options (and that may be subject to grant to a single employee over any period of time) if such adjustments are required or appropriate to reflect any transaction or event described in the preceding sentence.

     9. RELINQUISHMENT OF OPTIONS.

          (a) Unless the Option Agreement provides otherwise, an Optionee, or his/her heirs or other legal representatives (to the extent entitled to exercise the Option under the terms of this Plan), in lieu of purchasing the entire number of shares subject to purchase pursuant to such Option, shall have the right to relinquish all or any part of the unexercised portion of the Option (such portion of the Option relinquished being hereinafter referred to as the "Relinquished Option") for a number of whole shares of Common Stock equal to the product of (i) the number of shares of Common Stock subject to the Relinquished Option and (ii) a fraction, the numerator of which is (A) the current fair market value per share of Common Stock covered by the Relinquished Option minus (B) the Option Price of such Relinquished Option, and the denominator of which is the then current fair market value per share of such Common Stock. No fractional shares of Common Stock will be issued pursuant to the exercise of Relinquished Options. Rather, cash equal to the fractional amount of such share multiplied by the fair market value per share will be paid to the Optionee, subject to the federal income and other tax withholding requirements of Paragraph 13 hereof.

          (b) The Committee, in granting Options hereunder, shall have discretion to make substitute or supplementary provision to paragraph 17(a) of the Plan in determining the terms upon which such Options shall be relinquishable, including such provisions as deemed advisable to permit the exemption from the operation of Section 16(b) of the Exchange Act, in whole or in part, of any such transaction involving such relinquishment. Outstanding Option Agreements (other than Option Agreements evidencing Incentive Stock Options) may be amended, if necessary, to permit relinquishment pursuant to this Paragraph.

     10. RESTRICTIONS ON ISSUING SHARES. The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective until such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company; provided, however, that any Options exercised by Optionee in accordance with their terms shall not expire by operation of this paragraph; and provided, further, that the Company shall use its best efforts to satisfy the conditions described in this paragraph.

     11. USE OF PROCEEDS. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

     12. AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN. The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Board may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which the Board may deem to be in the best interests of the Company, provided, however, that without approval by the shareholders of the Company voting the proper percentage of its voting power, no such amendment shall make any change in the Plan for which shareholder approval is required of the Company by (a) the Code or regulatory provisions dealing with Incentive Stock Options; (b) any rules for listed companies promulgated by the New York Stock Exchange or any other national stock exchange on which the Company's stock is traded; (c) Code
Section 162(m); or (d) any other applicable rule or law. Unless sooner terminated hereunder, the Plan shall terminate 10 years after the Effective Date. No Option may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without an Optionee's consent, impair or negate any of the rights or obligations under any Option theretofore granted to such Optionee under the Plan.

     13. TAX WITHHOLDING. The Committee may, in its sole discretion, (a) require an Optionee to remit to the Company a cash amount sufficient to satisfy, in whole or in part, any federal, state, and local withholding tax requirements prior to the delivery of any certificate for shares pursuant to the exercise of an Option hereunder; (b) grant to an Optionee the right to satisfy, in whole or in part, any such withholding tax requirements by electing to require that the Company, upon any exercise of the Option, withhold from the shares of Common Stock issuable to the Optionee upon the exercise of the Option, that number of full shares of Common Stock having a fair market value equal to the amount or portion of the amount required to be withheld; or (c) satisfy such withholding requirements through another lawful method, including through additional withholdings against the Optionee's other compensation with the Company.

     14. EFFECTIVE DATE OF PLAN. This Plan shall become effective on the date (the "Effective Date") of the last to occur of (a) the adoption of the Plan by the Board; and (b) the approval, within 12 months of such adoption, by a majority (or such other proportion as may be required by state law or the Certificate of Incorporation of the Company) of the outstanding voting shares of stock of the Company, voted either in person or by proxy, at a duly held shareholders meeting. Options may be granted under the Plan prior to its approval by shareholders, provided that such Options may not be exercised prior to such approval and all such Options issued under this Plan shall be nullified, automatically, without any action on the part of any party, and shall be of no further force or effect if the shareholders fail to approve the Plan on or prior to the first anniversary of its adoption by the Board.

     15. EXERCISE OF OPTIONS AFTER TERMINATION OF EMPLOYMENT OR SERVICE; DISABILITY; DEATH. Except as otherwise expressly provided in an Option Agreement, the following provisions shall apply to each Option granted hereunder:

     Notwithstanding the vesting schedule as to which any Option is otherwise exercisable, any Option granted under the Plan may be exercised in its entirety (subject to the time limitations described below) upon the occurrence of any of the following events: (A) upon the termination of employment or service resulting from the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code (as determined by the Committee) while employed by, or in the service of, the Company or a Subsidiary, and for a period of one year thereafter commencing on the date of such termination of employment or service; (B) upon the death of the Optionee, and for a period of one year thereafter, commencing on the date of death through and including the first annual anniversary of such date of death; or (C) upon the retirement of the Optionee at any time on or after age 62, and in the event of the retirement of the Optionee prior to age 62, if such early retirement and the right to exercise such Option is approved by the Committee, and for a period of not more than three months thereafter, commencing on the last date of employment or service. Upon termination of employment or service of an Optionee other than by reason of death, permanent and total disability, or retirement, an Option may be exercised for a period of not more than three months thereafter commencing on the last date of employment or service to the extent that the Option was exercisable at the time of such termination. Under no circumstances, however, shall any Option be exercisable after the expiration date provided in such Option.

     16. LOANS. The Company or any Subsidiary may but shall not be required to lend money or guarantee loans by third parties to an individual to finance the exercise of any Option under the Plan.

     17. DISSOLUTION, LIQUIDATION, MERGER, CONSOLIDATION, ETC.

          (a) If a dissolution or liquidation of the Company shall occur, the Company shall give notice of the proposed dissolution or liquidation of the Company and shall notify the Optionees of their right to exercise such Options (including Options which have been accelerated) within a period not to exceed sixty (60) days of the mailing of the notice, provided that such 60 day exercise period shall not extend the exercise date of any Option. Any Options which are not exercised within the notice period shall terminate upon the dissolution or liquidation of the Company.

          (b) If the outstanding shares of the Company shall be exchanged for shares of the Company, or another corporation by reason of any merger, consolidation, or other recapitalization, or in the event of any other material change in the capital stock of the Company by reason of any reclassification, reorganization, recapitalization, or otherwise, there shall be a proportionate and equitable adjustment of the terms of the Option with respect to the amount and class of shares remaining subject to the Option and the purchase price to be paid thereof, as follows: if the outstanding shares of the Company shall be exchanged for other stock of the Company or of another corporation, the Optionee shall be entitled to purchase, pursuant to his/her Option, such number of shares of the Company or of such other corporation as were exchangeable for the number of shares of the Company which the Optionee would have been entitled to purchase except for such action, and the cash consideration payable per share shall be proportionately and equitably adjusted in the discretion of the Board.

          (c) If, as a result of any of the events hereinabove specified, the Committee shall be of the opinion that the other provisions of this Paragraph 17 will not effect an equitable and proportionate adjustment of the terms of the Option with respect to the amount and class of shares remaining subject thereto and the purchase price to be paid therefor, there shall be made such other or further adjustments in the terms of the Option as shall be necessary in the opinion of the Committee to effectuate an equitable and proportionate adjustment of the terms of the Option or Options.

                                     ELCOR
                                  CORPORATION


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          OCTOBER 27, 1998, 10:00 A.M.
DERRICK ROOM OF THE MIDLAND PETROLEUM CLUB, 501 WEST WALL STREET, MIDLAND,TEXAS


The undersigned, revoking all prior proxies, hereby appoints Harold K. Work, Richard J. Rosebery and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Elcor Corporation dated October 27, 1998 and at any adjournment(s) thereof (collectively, the "Meeting") with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the following matters more fully described in the Proxy Statement dated September 18, 1998, and (b) in their discretion upon other matters which properly come before the Meeting.


                            PLEASE SEE REVERSE SIDE


-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

















-------------------------------------------------------------------------------

UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE           Please mark your vote
THE SHARES FOR ITEMS 1 AND 2.                                                           as indicated in this
                                                                                        example                 [X]

1. ELECTION OF DIRECTORS           Nominees: Messrs. James E. Hall and Harold K. Work    3. APPROVAL OF 1998 AMENDED AND RESTATED
                                                                                            ELCOR CORPORATION INCENTIVE STOCK
                                                                                            OPTION PLAN

     FOR         WITHHOLD          To withhold authority to vote for any individual           FOR       AGAINST      ABSTAIN
     all        AUTHORITY          Nominee, write that Nominee's name on the line
   Nominees  for all Nominees      below.                                                     [  ]       [  ]         [  ]

    [  ]          [  ]             -------------------------------------------------


2. APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK                                       4. APPROVAL OF ARTHUR ANDERSEN
                                                                                            LLP AS AUDITORS FOR FISCAL 1999
   FOR     AGAINST    ABSTAIN
                                                                                              FOR       AGAINST      ABSTAIN
   [  ]      [  ]       [  ]
                                                                                              [  ]       [  ]         [  ]

Please date and sign exactly as name appears on this proxy. Joint owners should each sign. If held by a corporation, please sign full corporate name by duly authorized officer, Executors, Administrators, Trustees, etc. should give full title as such.

Dated                                 , 1998
     ---------------------------------

------------------------------------------
      Signature of Shareholder

------------------------------------------
      Signature of Shareholder

----------------------------------------------------------------------------------------------------------------------------------

                              *VOTE BY TELEPHONE*

                          QUICK *** EASY *** IMMEDIATE

Your telephone voting direction authorizes the named proxies or trustee, as the case may be, to vote your shares in the same manner as if you marked, signed and returned your proxy card. You are also thereby authorizing your voting direction to be tabulated and confirmed to the named proxies or trustee, as the case may be, by the Company's tabulation agent, ChaseMellon Shareholder Services, LLC.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
--------------------------------------------------------------------------------

              When asked, please confirm your vote by Pressing 1.

--------------------------------------------------------------------------------
OPTION #2: If you propose to vote on each proposal separately press 0. You will hear these instructions:
--------------------------------------------------------------------------------

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

                 To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The Instructions are the same for all remaining proposals.

              When asked, please confirm your vote by Pressing 1.

--------------------------------------------------------------------------------
         PLEASE DO NOT RETURN THE ABOVE PROXY CARD, IF VOTED BY PHONE.
--------------------------------------------------------------------------------


CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE
         1-800-840-1208 - ANYTIME
    There is NO CHARGE to you for this call.            [CONTROL NUMBER
                                                        123-456-789-12]
                                                   [THIS AREA TO BE LEFT BLANK
                                                 CMSS TO IMPRINT CONTROL NUMBER]